EXHIBIT 11

CAM Designs Inc.

EPS Calculations for period June 1, 1999 to May 31, 2000

Basic           ($0.30)

Diluted         ($0.30)

EPS Calculations for period June 1, 1998 to May 31, 1999

Basic           ($0.59)

Diluted         ($0.59)


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